UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 29, 2015, Enterprise (NYSE:EPD) issued a press release announcing its financial and operating results for the three months and year ended December 31, 2014, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.  The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

Condensed Consolidated Financial Highlights – Fourth Quarter 2014 Results (Unaudited)

On January 29, 2015, Enterprise announced its consolidated financial results for the three months and year ended December 31, 2014.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$10,190.3	$13,101.3	$47,951.2	$47,727.0
Costs and expenses	9,349.7	12,227.0	44,435.0	44,427.0
Equity in income of unconsolidated affiliates	80.4	41.2	259.5	167.3
Operating income	921.0	915.5	3,775.7	3,467.3
Interest expense	241.4	198.1	921.0	802.5
Provision for income taxes	0.6	11.3	23.1	57.5
Net income	681.1	705.7	2,833.5	2,607.1
Net income attributable to noncontrolling interests	21.3	6.8	46.1	10.2
Net income attributable to limited partners	659.8	698.9	2,787.4	2,596.9

Earnings per unit, basic	$0.35	$0.38	$1.51	$1.45
Earnings per unit, fully diluted	$0.34	$0.37	$1.47	$1.41

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$705.3	$737.4	$2,877.7	$2,514.4
Onshore Natural Gas Pipelines & Services	184.5	187.1	803.3	789.0
Onshore Crude Oil Pipelines & Services	228.0	163.1	762.5	742.7
Offshore Pipelines & Services	42.0	28.0	162.0	146.1
Petrochemical & Refined Products Services	198.6	175.2	681.0	625.9
Total gross operating margin	$1,358.4	$1,290.8	$5,286.5	$4,818.1

	December 31,	December 31,
	2014	2013
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$74.4	$56.9
Total assets	47,131.3	40,138.7
Total debt principal outstanding, including current maturities	21,389.2	17,357.7
Partners' equity	18,063.2	15,214.8
Noncontrolling interests	1,629.0	225.6

For the fourth quarter of 2014, distributions received from unconsolidated affiliates were $114 million and depreciation, amortization and accretion expenses totaled $368 million.  In addition, for the fourth quarter of 2014, our total capital investments were approximately $5.7 billion, of which $107 million was attributable to sustaining capital projects.  We received cash proceeds of $24 million and $28 million, respectively, from the sale of assets and monetization of interest rate swaps during the fourth quarter of 2014.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our audited consolidated financial statements as of and for the year ended December 31, 2014.  This information is not a comprehensive statement of our financial results for the quarterly period ended December 31, 2014, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the year ended December 31, 2014 are finalized.

Highlights of Fourth Quarter of 2014 Results.  Net income for the fourth quarter of 2014 was $681 million compared to $706 million for the fourth quarter of 2013.  On a fully diluted basis, net income attributable to limited partners for the fourth quarter of 2014 was $0.34 per unit compared to $0.37 per unit for the fourth quarter of 2013.  Net income for the fourth quarters of 2014 and 2013 were reduced by non-cash impairment charges of $16 million, or $0.01 per unit, and $44 million, or $0.02 per unit, respectively, on a fully diluted basis.  Net income for the fourth quarter of 2014 was also reduced by $21 million, or $0.01 per unit on a fully diluted basis for severance costs and costs related to the acquisition of ownership interests in Oiltanking Partners, L.P. ("Oiltanking Partners").

The contribution from the consolidated results of Oiltanking Partners for the fourth quarter of 2014 and year ended December 31, 2014 was approximately $63 million of gross operating margin and, after taking into account additional depreciation and amortization expenses resulting from purchase accounting, $27 million of operating income, $25 million of net income and $11 million of net income allocated to the limited partners of Enterprise.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $705 million for the fourth quarter of 2014 compared to $737 million for the same quarter of 2013.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $257 million for the fourth quarter of 2014 compared to $339 million for the fourth quarter of 2013.  Gross operating margin from the partnership's natural gas processing plants decreased by $43 million primarily due to lower processing margins and equity NGL production at certain plants.  Enterprise's equity NGL production decreased to 90 thousand barrels per day ("MBPD") for the fourth quarter of 2014 compared to 145 MBPD for the fourth quarter of 2013 primarily due to lower recoveries of ethane.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.5 billion cubic feet per day ("Bcfd") in the fourth quarter of 2014 compared to 4.7 Bcfd in the fourth quarter of 2013.  Gross operating margin from Enterprise's NGL marketing activities decreased $39 million primarily due to lower margins.  In the fourth quarter of 2014, more volume in the natural gas liquids ("NGL") export business was associated with long-term, fee-based contracts compared to higher margin spot business in the fourth quarter of 2013.

Gross operating margin from the partnership's NGL pipelines and storage business increased $68 million, or 27 percent, to $317 million for the fourth quarter of 2014 from $249 million for the fourth quarter of 2013.  NGL pipeline volumes were 2.9 million BPD for the fourth quarters of both 2014 and 2013.  The partnership's ATEX ethane pipeline, which began commercial service in January 2014, generated gross operating margin of $35 million for the fourth quarter of 2014.  ATEX transported approximately 72 MBPD of ethane during the fourth quarter of 2014.

Gross operating margin for the fourth quarter of 2014 includes $19 million from Oiltanking Partners attributable to fees it charges Enterprise for use of Oiltanking Partners' Houston Ship Channel docks and related infrastructure to load and unload NGLs.  Enterprise's Houston Ship Channel NGL export and import marine terminal are located on land owned by Oiltanking Partners at its Jacintoport facility.

The Mid-America and Seminole NGL pipeline systems reported an $11 million increase in gross operating margin to $115 million in the fourth quarter of 2014 compared to the same quarter of 2013 primarily due to higher revenues from deficiency fees and an increase in tariffs.  Volumes on the Mid-America and Seminole pipelines decreased to 882 MBPD in the fourth quarter of 2014 compared to 1.0 million barrels per day ("BPD") in the fourth quarter of last year due in part to lower recoveries of ethane by natural gas processing plants.

The Texas Express pipeline and gathering system and the Front Range NGL pipeline contributed an aggregate $9 million increase in gross operating margin and total volumes of 74 MBPD in the fourth quarter of 2014.  The Texas Express pipeline began service in November 2013 and the Front Range pipeline began service in February 2014.

Enterprise's NGL fractionation business reported gross operating margin of $132 million for the fourth quarter of 2014 compared to $150 million reported for the fourth quarter of last year.  Total fractionation volumes for the fourth quarter of 2014 increased 7 percent to 837 MBPD compared to the same quarter in 2013.  Increases in gross operating margin from higher volumes were more than offset by the combined effects of lower revenues from product blending due to the lower relative prices of NGL components and higher operating expenses.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $185 million for the fourth quarter of 2014 compared to $187 million for the fourth quarter of 2013.  Total onshore natural gas pipeline volumes were 12.3 trillion British thermal units per day ("TBtud") in the fourth quarter of 2014 compared to 12.4 TBtud in the fourth quarter of 2013.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment increased by 40 percent, or $65 million, to $228 million for the fourth quarter of 2014 from $163 million for the fourth quarter of 2013.  Total onshore crude oil pipeline volumes were 1.3 million BPD for the fourth quarters of both 2014 and 2013.

Gross operating margin for the fourth quarter of 2014 included $35 million from the consolidated results of crude oil and related services provided at Oiltanking Partners' Houston Ship Channel facility.

Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $12 million in the fourth quarter of 2014 compared to the same quarter in 2013 primarily due to an increase in revenues associated with the 512-mile Seaway loop pipeline that began commercial activities in December 2014.  The Seaway loop pipeline had originally been scheduled to begin operations during the third quarter of 2014.  Enterprise's West Texas and South Texas crude oil pipeline systems, Eagle Ford joint venture pipeline and ECHO terminal reported an aggregate $19 million increase in gross operating margin in the fourth quarter of 2014 compared to the fourth quarter of 2013 on a 62 MBPD increase in pipeline volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 13 percent to $199 million for the fourth quarter of 2014 compared to $175 million for the fourth quarter of 2013.

The partnership's propylene business reported gross operating margin of $71 million for the fourth quarter of 2014 compared to $46 million for the fourth quarter of 2013 primarily due to higher sales margins and sales volumes.  Propylene fractionation volumes were 81 MBPD for the fourth quarter of 2014 compared to 82 MBPD for the fourth quarter of 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $28 million in the fourth quarter of 2014 compared to $33 million for the same quarter in 2013 primarily due to lower sales margins and volumes.  Total plant production volumes were 22 MBPD for the fourth quarter of 2014 compared to 24 MBPD for the same quarter of 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $73 million for the fourth quarter of 2014 compared to $56 million for the fourth quarter of 2013.  Gross operating margin for the fourth quarter of 2014 included $7 million from the consolidated results of refined products and related services provided at Oiltanking Partners' Beaumont terminal.  Gross operating margin for the fourth quarter of 2014 also included $6 million from Enterprise's reactivated Beaumont marine terminal.  Total volumes for this business were 694 MBPD for the fourth quarter of 2014 compared to 590 MBPD for the fourth quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $9 million in the fourth quarter of 2014 compared to $21 million in the fourth quarter of 2013.  This decrease in gross operating margin was primarily due to lower by-product sales revenue due to lower commodity prices in the fourth quarter of 2014.

Butane isomerization volumes were 90 MBPD for the fourth quarter of 2014 compared to 93 MBPD for the fourth quarter of 2013.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin for the fourth quarter of 2014 compared to $19 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $42 million for the fourth quarter of 2014 compared to $28 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $32 million for the fourth quarter of 2014 compared to $22 million for the fourth quarter of 2013.  The SEKCO Oil Pipeline, which began operations in July 2014, reported $8 million of gross operating margin for the fourth quarter of 2014.  Total offshore crude oil pipeline volumes increased 7 percent to 331 MBPD in the fourth quarter of 2014 compared to the fourth quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $7 million for the fourth quarter of 2014 compared to $9 million for the fourth quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 160 billion British thermal units per day ("BBtud") for the fourth quarter of 2014 compared to 212 BBtud in the fourth quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 644 BBtud for the fourth quarter of 2014 compared to 594 BBtud in the fourth quarter of 2013.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle ("non-GAAP") financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Total gross operating margin (non-GAAP)	$1,358.4	$1,290.8	$5,286.5	$4,818.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(346.2)	(297.2)	(1,282.7)	(1,148.9)
Subtract impairment charges not reflected in gross operating margin	(15.8)	(39.3)	(34.0)	(92.6)
Add net gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	3.1	15.0	102.1	83.4
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(17.8)	(4.4)	(84.6)	(4.4)
Add subsequent recognition of deferred revenues attributable to make-up rights	2.9	--	2.9	--
Subtract general and administrative costs not reflected in gross operating margin	(63.6)	(49.4)	(214.5)	(188.3)
Operating income (GAAP)	$921.0	$915.5	$3,775.7	$3,467.3

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: January 29, 2015	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 29, 2015.